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                                                                     EXHIBIT 5.1


                               (LETTERHEAD WSG&R)


                               FEBRUARY 28, 1994

Octel Communications Corporation
890 Tasman Drive
Milpitas, CA 95035-7439

     RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:


     This letter is delivered to you in connection with the Registration Statement on Form S-4 (File No. 33-52313), as amended, filed with the Securities and Exchange Commission on February 17, 1994, by Octel Communications Corporation, a Delaware corporation (the "Company") (the "Registration Statement"), for registration under the Securities Act of 1933, as amended, of an aggregate of 5.6 million shares of the Company's Common Stock, $0.001 par value (the "Shares"), to be issued pursuant to the Agreement and Plan of Reorganization dated as of January 29, 1994 by and among the Company, Octel Acquisition Corp. and VMX, Inc. (the "Agreement").


     In connection with this opinion, we have examined the Registration Statement, the Agreement and such other documents, instruments and records as we have deemed necessary or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

     Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                     Sincerely,

                                     WILSON, SONSINI, GOODRICH & ROSATI
                                     Professional Corporation